Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	Abbe F. Goldstein, CFA	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Ltd Announces Retirement of Peter Porrino as Chief Financial Officer
Stephen Robb, Group Controller, Appointed as Successor

Hamilton, Bermuda - February 22, 2017 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) announced today that Group Controller Stephen Robb will succeed Peter Porrino as Chief Financial Officer, following Mr. Porrino’s retirement, effective May 1, 2017. Mr. Porrino will continue with the Company on a part-time basis, working as an advisor to Chief Executive Officer Mike McGavick.
Since joining the Company in 2004, Mr. Robb has held various progressively senior leadership positions that have included responsibility for accounting policy, budgeting and planning, treasury functions, rating agency relationships, corporate financial close, financial regulatory reporting and finance risk and controls matters. Prior to joining XL, Mr. Robb worked in the insurance practice of PricewaterhouseCoopers LLP, as Senior Manager, Insurance Industry Group Leader.
As Chief Financial Officer, he will report to Mr. McGavick and join XL’s Leadership Team.
Commenting on the announcement, Mr. McGavick said: “First of all, personally and on behalf of the Leadership Team and our Board of Directors, I’d like to thank Pete for his valuable contributions to XL as an advisor prior to joining in 2011 and subsequently as a strategic steward of the Company’s finances and an insightful business partner. During Pete’s tenure as CFO he has been instrumental in our most significant achievements, including our 2014 life retrocession transaction, the successful Catlin acquisition, the implementation of our Enterprise Enablement management information project and XL’s redomestication to Bermuda. Most importantly, he has been my partner and a valued friend. I look forward to continuing to work with Pete in his new capacity as an advisor to me and the Company.
“At the same time, it is a real testament to the strength of our bench and Steve's deep abilities that we are able to fill Pete's role from inside the Company. Steve has worked closely with the Board and with our Leadership Team for many years on major corporate initiatives and with Pete in particular in the management of our finance function. He is highly respected for his considerable intellect, astute judgment, wealth of knowledge and experience. There are few that understand the way XL is built as deeply as Steve and we're confident that he will only continue the transformation of the CFO role that Pete has led."
About XL Group Ltd
XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.